Exhibit 99-2

FOR IMMEDIATE RELEASE

June 05, 2012

For Information Contact:
David Morris, (907) 265-5396 or dmorris@gci.com

GCI ANNOUNCES CHIEF OPERATING OFFICER TRANSITION PLAN

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) announced today its chief operating officer transition plan. Effective immediately, Greg Chapados will succeed Wilson Hughes as executive vice president and chief operating officer of GCI.

 Hughes has agreed to serve as CEO and president of The Alaska Wireless Network, LLC “(“AWN”), a limited liability company to be formed by GCI and Alaska Communications (NASDAQ:ALSK). AWN’s purpose is to own, integrate and operate the two parent companies’ wireless assets.  AWN’s formation is subject to necessary regulatory approvals, but is expected to close by the second quarter of 2013.  In the interim, Hughes will serve as GCI executive vice president – wireless and lead a GCI team planning the post-closing transition to AWN.

Hughes has served as chief operating officer of GCI since 1991. Prior to GCI, Hughes served in executive and leadership roles in the communications, aviation, engineering and construction industries in Alaska.

Chapados joined GCI in 2006 as senior vice president and served as lead on several strategic initiatives for the company, including the acquisition and integration of the United Companies, which led to the deployment of the TERRA terrestrial broadband network. Before joining GCI, Chapados was a managing director at two boutique investment banks specializing in the telecommunications and defense industries. Prior to that, he served as senior vice president at Crown Media, Hallmark Cards’ cable MSO (multiple system operator) subsidiary. Chapados also served as chief-of-staff to Senator Ted Stevens from Alaska and as Assistant Secretary for Communications and Information in the U.S. Department of Commerce.

“I am pleased with our transition plan and am confident that this is the best step forward for GCI,” said GCI president and chief executive officer Ron Duncan. “These two men have proven leadership skills and I thank them both for accepting new challenges.”

“Over the past 21 years, Wilson has led GCI’s operations, delivering positive results time and time again as GCI has grown from $75 million in annual revenues to an expected $700 million in revenues this year. Wilson has directed the deployment of Alaska’s largest telecommunications networks, including TERRA and the state’s first statewide mobile wireless network. He had also led the integration of key GCI acquisitions, including the major cable system acquisitions we made in the 1990s.  Just as importantly, Wilson has been chief architect and implementer of our successful corporate culture. I can’t think of a better person than Wilson to lead the establishment of our latest undertaking, The Alaska Wireless Network.”

“With Greg assuming the chief operating officer role, GCI is fortunate to have one strong leader follow another. I first met Greg in 1983 when we worked with him to secure action by the FCC to enable GCI to compete in the Alaska interstate market,” Duncan recalled.  “Since joining GCI, Greg has worked closely with Wilson, me, and the rest of the senior management team on a wide range of operating, strategic, and administrative issues. He is well prepared for this new challenge.”

“This transition positions GCI and The Alaska Wireless Network for a successful future,” said Duncan.

About GCI

A pioneer in bundled services, GCI is a top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about GCI can be found at www.gci.com.

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